UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2008

BTU INTERNATIONAL, INC.

(Exact name of registrant as specified in its chapter)

Delaware	0-17297	04-2781248
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Esquire Road, N. Billerica, Massachusetts	01862
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 667-4111

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 220.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

2008 Key Employee Incentive Compensation Plan

On March 18, 2008, the Compensation Committee of the Board of Directors adopted a 2008 Key Employee Incentive Compensation Plan (the “Plan”). Approximately 20 key employees, including all of the Company’s executive officers, will participate in the Plan. Participants are eligible to earn a 2008 bonus equal to a percentage of their annual base salary ranging from 10% to 80%. The achievement of the bonus will be based solely on meeting targets in two performance measures: 1) net income per share, before tax, from continuing operations and 2) bookings and revenue for solar equipment. Any bonus earned under the Plan will be paid in the form of stock options issued under the Company’s 2003 Equity Incentive Plan. An initial option representing one-half of the maximum will be awarded currently, but the number of shares subject to the options will be reduced if the Company’s aggregate performance against the targets for 2008 is less then 100%. If aggregate performance exceeds 100%, participants will be entitled to an additional option award in 2009. In addition to the performance vesting, the options will be subject to time-based vesting requirements as set forth in the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BTU INTERNATIONAL, INC.

Date: March 24, 2008	By:	/s/ Thomas P. Kealy
Name: Thomas P. Kealy Title: Vice President, Corporate Controller and Chief Accounting Officer